EXHIBIT 99.1

Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

For immediate release
2:00 am (ET) 7:00 am (BST)

Six months additional market exclusivity for AGRYLIN™ (anagrelide hydrochloride)

Basingstoke, UK – 28 May 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that the United States Food & Drug Administration (FDA) Pediatric Board has granted an additional six months exclusivity for AGRYLINTM (anagrelide hydrochloride), the Company’s treatment for essential thrombocythemia and other myeloproliferative disorders in which excess platelets are produced, leading to abnormal blood clotting or bleeding.

This extension provides US market exclusivity for the drug, under the Hatch-Waxman ruling, until mid September 2004. The extension is a result of the FDA’s determination that Shire has met the terms of the Written Request upon review of the study data from a clinical program examining the effect of the drug in pediatric patients.

In 2003, sales of AGRYLIN amounted to $132.5m, the majority of which were in the US since the drug, although approved in several other countries, is currently available on a named patient basis only in Europe. First quarter worldwide sales of the drug in 2004 were $38.3 million (for the period ended March 31 2004). IMS data shows that AGRYLIN had a 27% share of the US hydrea and generic hydroxyurea prescription market in March 2004.

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Media
Jessica Mann	+44 1256 894 280

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention ADHD franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL), methylphenidate (METHYPATCH®), anagrelide hydrochloride (XAGRID®), carbamazepine (BIPOTROL®) mesalamine (PENTASA® 500mg) and the adult indication for extended release mixed amphetamine salts (ADDERALL XR), the implementation of the planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.